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                                                                  Exhibit 99.1

CONTINUUM FINANCIAL NEWS RELEASE

For Immediate Release:   December 11, 1995

Contact:    John L. Westermann III

                     CONTINUUM AND HOGAN ANNOUNCE DEFINITIVE
                               AGREEMENT TO MERGE

The Continuum Company, Inc. (NYSE-CNU) and Hogan Systems, INC. (NASDAQ-HOGN) today announced that the companies have signed a definitive agreement to merge. The merger, expected to be completed in February or March, 1996, is subject to various conditions, including regulatory approvals and the approval of the stockholders of each company.

Under the agreement the holders of Hogan common stock will receive .355555 of a share of Continuum common stock for each share of Hogan common stock. Approximately 5.2 million shares of Continuum common stock will be exchanged for the outstanding shares of Hogan common stock. Following the merger, Continuum will have 24.4 million common shares outstanding. In addition, Continuum will issue options for approximately 850,000 shares of Continuum stock at an average exercise price of approximately $17 per share in exchange for options currently outstanding for approximately 2.4 million shares of Hogan common stock at an average exercise price of approximately $6 per share. The total value of the transaction is approximately $230,000,000 based on Continuum's December 8, 1995 closing price of $40.63 per share (including common stock equivalents of 490,000 shares). It is intended that the transaction will be effected on a tax-free basis and accounted for as a pooling of interests.

Continuum is a leading provider of business and technology solutions to the worldwide insurance industry, offering computer software, services and outsourcing to a broad base of customers in the life, annuity, health, property and casualty and reinsurance industries.
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Its customer base includes approximately half of the world's top 100 insurers.
Hogan, a leading provider of software and related services to the financial services market, supports a base of nearly 130 of the world's largest banks. Combined, Continuum and Hogan will have a customer base of approximately 750 financial institutions worldwide.

Hogan will become a wholly-owned subsidiary of Continuum with continuing operations in Dallas, Texas; Frankfurt, Germany; London, England; and Melbourne, Australia.

For the six months ended September 30, 1995, Continuum had revenues of $194,531,000, net income of $16,430,000 and earnings per share of $0.83, representing increases of 30%, 38% and 32%, respectively, compared to the same period a year ago. Hogan had revenues of $51,126,000, net income of $4,110,000 and earnings per share of $0.27, representing increases of 18%, 189%, and 170%, respectively, compared to the same period a year ago.

Continuum anticipates the merger will result in operating cost reductions from certain redundant corporate administrative overheads. Long-term, Continuum anticipates that its significant presence and infrastructure outside the United States will enhance Hogan's growth opportunities and operating efficiencies. Additionally, duplicate product and technology investments are expected to produce synergies as development plans are integrated.

"We see this as an exciting merger of two market leaders in different segments of the converging financial services industry," said W. Michael Long, CEO of Continuum. "As the lines that differentiate insurance, banking, securities and mutual funds blur we firmly believe that technology will be the key to enabling financial services providers to effectively deliver the full range of financial products and services expected by their customers. We believe that with the wide array of capabilities residing in our combined products and services offerings we can serve a pivotal role in the transition of the global financial services industry. We are particularly excited about combining Hogan's
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proprietary technology and banking knowledge with Continuum's outsourcing expertise to offer total data processing solutions to Hogan's customer base of leading banks."

"We are delighted to join forces with another market leader and further advance the success of Hogan," said Michael H. Anderson, Chairman and CEO of Hogan. "The Hogan legacy of superior banking products and services will continue with a company with a long-term commitment to extensive research and development of industry leading software solutions and a demonstrated ability to grow profitably with the worldwide distribution infrastructure that is essential to our continued success."

                                   * * * * *

Hogan Systems, Inc. develops, markets and supports integrated on-line applications software and related services in use by more than 130 financial institutions in 20 countries. The company provides sales and support from offices in Australia, United Kingdom, and Germany as well as its Dallas, Texas headquarters.

The Continuum Company, Inc. is an international consulting and computer services firm headquartered in Austin, Texas, with offices in 17 countries serving the needs of the global financial services industry for computer software and services.

Contracts:    John L. Westermann III                   W. Daniel Johnson
              Vice President and Chief                 Sr. Vice President
              Financial Officer                        Hogan Systems, Inc.
              The Continuum Company, Inc.              214/788-7933
              512/345-5700